Execution Copy
                         AMENDED AND RESTATED AGREEMENT

          THIS AMENDED AND RESTATED AGREEMENT, made and entered into as of July 1, 1998, by and between Selkirk Cogen Partners, L.P., a Delaware limited partnership (hereinafter referred to as SELLER), with offices at Boston, Massachusetts, and NIAGARA MOHAWK POWER CORPORATION, a domestic corporation (hereinafter referred to as NIAGARA) with its office and principal place of business at Syracuse, New York.

                              W I T N E S S E T H :

          WHEREAS, SELLER (by assignment) and NIAGARA are parties to an Agreement dated December 7, 1987, as amended by an Amendment dated December 14, 1989, the Second Amendment dated January 25, 1990, the Third Amendment dated October 23, 1992, an Agreement dated March 31, 1994, and the Fourth Amendment dated June 26, 1996 (collectively referred to as the "Original Agreement"). (Capitalized terms not otherwise defined herein shall have the meaning set forth in Schedule A to this AGREEMENT.)

          WHEREAS, SELLER will own and operate an electric generating plant (hereinafter referred to as "Phase I") in Selkirk, New York, with an initial capacity of approximately 79 megawatts, and with expected annual production of approximately 625,000 megawatt-hours initially, so arranged that the ELECTRICITY generated therein can be delivered to the electric transmission system of NIAGARA with which it will be


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physically  connected  at the  Receiving  Point  as set  forth  in the  Phase  I
Interconnection Agreement; and

          WHEREAS, NIAGARA, in the conduct of its business, can make use of the amount of ELECTRICITY which SELLER may generate at Phase I; and

          WHEREAS, SELLER represents that, prior to commencement of operation of Phase I, Phase I is or will become: (1) a qualifying facility (hereinafter referred to as "QF") as defined in the Public Utility Regulatory Policies Act of 1978 (hereinafter referred to as "PURPA"); 16 USCS Section 824a-3 et seq., 18 CFR Section 292.205 et seq. ) and (2) a cogeneration facility as defined in
Section 2.2-a of the New York State Public Service Law (hereinafter referred to as "2-a"); and

          WHEREAS, SELLER represents that, if required, Phase I is or will be qualified for exemption from the prohibitions set forth in the Power Plant & Industrial Fuel Use Act hereinafter referred to as "FUA"); 42 USCS Section 8301, et seq., particularly Sections 8311, 8312 and 8322(c), 10 CFR Section 500 et seq., particularly Section 503.37 et seq.); and

          WHEREAS, SELLER represents that, if required, Phase I will be certified as a MAJOR STEAM ELECTRIC FACILITY as defined in Article VIII of the New York Public Service Law (Vol. 47 McKinney's Consolidated Laws of New York,
Section 140 et seq.); provided, however, SELLER has the right to terminate this AGREEMENT upon a finding by the Public Service Commission of the State of New York ("COMMISSION") or
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the New York State Board on Electric Generation, Siting and the Environment that
Phase I is subject to Article VIII; and

          WHEREAS, SELLER and NIAGARA desire to amend the Original Agreement on the terms and conditions set forth in this AGREEMENT.

          NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, the Parties hereto have agreed and do hereby mutually agree as follows:

          FIRST: Prior to commencement of the operation of Phase I, SELLER shall certify to NIAGARA or deliver to NIAGARA other evidence in writing satisfactory to NIAGARA that Phase I (1) is a QF as defined in PURPA (15 USCS Section 824a-3, et seq., 18 CFR Section 292.205, at et seq.), (2) is a cogeneration facility as defined in 2-a, and (3) that, if required, Phase I has qualified for exemption from the prohibitions set forth in the FUA in accordance with Section 8322 of the FUA and 10 CFR Section 503.37 et seq.

          As of the Effective Date, NIAGARA shall have no contractual right and shall waive any other right which it might have under state or federal law to demand information from SELLER, or any other person, including but not limited to any Governmental Authority, with respect to SELLER's status as a qualifying facility ("QF Status"). SELLER shall have the right, but not the obligation, in its sole discretion to obtain and/or maintain its QF Status under federal or New York law (including compliance with 2-a and/or PURPA). NIAGARA's rights and obligations, including without limitation its obligation

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to pay for ELECTRICITY produced by SELLER as set forth hereunder, shall continue as a matter of contractual right regardless of whether the SELLER maintains its QF Status. Any failure by SELLER to comply with the requirements applicable to QF Status under New York law (including compliance with 2-a) shall have no adverse impact on SELLER under this AGREEMENT. In the event SELLER wishes to qualify or perform as an Exempt Wholesale Generator under Section 32 of PUHCA and the FERC's regulations promulgated thereunder, as the same may be amended, modified or restated from time to time, NIAGARA shall cooperate with (including, without limitation, by providing consents and affidavits), and shall not take any action to oppose, impede or subvert, SELLER's efforts to obtain appropriate regulatory exemptions and approvals, including market-based rate approval. Except to the extent that the contract prices under this AGREEMENT are or may be based thereon, during the term of the AGREEMENT, SELLER (i) shall waive any statutory right it may have under Section 66-c of NYPSL pursuant to which SELLER may demand a 6(cent) per kWh minimum power purchase rate from NIAGARA, and (ii) shall waive, for itself and for the successors and assigns of Phase I with respect to Phase I, any statutory right it may have under PURPA or NYPSL to require NIAGARA to enter into a power purchase contract or otherwise take the output of Phase I; provided, however, that until the end of the Proxy-Market Price Period NIAGARA agrees, at SELLER's request, to act as agent for SELLER (or, if necessary to effectuate such sales to the New York Power Pool, by purchase and resale of SELLER's capacity and/or energy, at no cost to NIAGARA), for the sale on up to a monthly basis of the Phase I's ELECTRICITY to the New York Power Pool or any third party, in each case on a nondiscriminatory basis with
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respect to NIAGARA's or any third party's  capacity and energy,  at no cost to SELLER.  NIAGARA  agrees to use its  Reasonable  Best  Efforts to effect such
sales  on  the  most  favorable   terms,   including  price,  to  SELLER  giving
consideration to the quantity, term and market conditions prevailing at the time of sale. Nothing contained herein shall be construed to constitute a waiver by the SELLER of any other rights it may have under PURPA, NYPSL or applicable law, including rights with respect to back-up services, interconnection, reactive power or other similar rights, whether or not a contract is required or desirable.

          SECOND: NIAGARA acknowledges prior receipt of the DEPOSIT on November 25, 1988 in the amount of $10 per KW of capacity, i e., $790,000.00. Not later than the last day for commencement of construction specified by Paragraph THIRD of the AGREEMENT, i.e., May 25, 1990, SELLER shall post with NIAGARA an additional deposit (hereinafter referred to as the "FIRST ADDITIONAL DEPOSIT") of $5 per KW of capacity, i e., $395,000.00. The DEPOSIT and FIRST ADDITIONAL DEPOSIT (hereinafter referred to collectively as the "DEPOSITS") shall be posted in the form of cash or, at SELLER's option, an irrevocable letter of credit from a financial institution rated at least AA for a term that extends ten (10) days past the scheduled date of commercial operation of Phase I. If all or any part of the DEPOSITS are made in cash, NIAGARA shall hold such cash in escrow with the Marine Midland Bank, N.A., or another bank chosen by NIAGARA and reasonably acceptable to SELLER, and invest it in the Certificate of Deposit or U.S. Treasury Bill of the SELLER's choice; provided, however, the instrument must mature on or before the scheduled date of commercial operation of

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Phase  I.  The  DEPOSITS  plus  any  interest  earned  in  accordance  with  the
COMMISSION's Order Establishing Milestones and Soliciting Comments, issued and effective May 25, 1988, will be refunded within thirty (30) days of the later of Phase I's initial operation date, as said date is determined in accordance with the provisions of Paragraph ELEVENTH, or the maturation date, if pertinent, of any Certificate of Deposit or U.S. Treasury Bill used to satisfy the deposit requirements, provided that SELLER has met the commencement and completion of construction milestones set forth in Paragraph THIRD. In the event that SELLER fails to post the DEPOSITS as required or otherwise fails to comply with the requirements of this Paragraph, this AGREEMENT shall at the option of NIAGARA become null and void without liability of any description, kind or nature whatever by NIAGARA to SELLER and the DEPOSITS, if made, shall be retained by NIAGARA and any interest accrued shall be returned to SELLER.

          THIRD: SELLER must commence on-site construction of Phase I no later than twenty-four (24) months after the approval of the Original Agreement pursuant to Paragraph TWENTIETH, thereafter continuously pursue such construction in a good faith effort to complete construction and thereafter place Phase I in operation no later than sixty (60) months after such approval. For the purposes of this AGREEMENT, SELLER shall be deemed to have commenced on-site construction when: (1) activity is coordinated, continuous, and reaches a sufficient degree of intensity, (2) active construction efforts are made related to major project features, and (3) actual physical construction of those features begins. Commencement of construction does not occur with mere site preparation or equipment design which are insufficient to meet this test.

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          In the event that SELLER is unable to comply with the  requirements of this Paragraph THIRD, this AGREEMENT shall at the option of NIAGARA become null and void without liability of any description, kind or nature whatever by NIAGARA to SELLER, and the DEPOSITS described in Paragraph SECOND shall be forfeited, and any interest accrued shall be returned to SELLER. Notwithstanding the above, in the event SELLER is unable to comply with the deadline for the commencement of construction, as defined in this Paragraph THIRD, SELLER may, in addition to the deposit posted pursuant to the COMMISSION's ORDER and defined in Paragraph SECOND, post additional cash deposits with NIAGARA for each month of proposed or actual delay in meeting said commencement of construction. In no event shall the delay in commencing construction of Phase I be longer than eighteen (18) months from the commencement of construction milestone as defined in Paragraph SECOND.

          Such additional deposit(s) payable to NIAGARA shall: (i) be in the form of cash; (ii) be in the amount of $0.50/KW per month, i e., $39,500 per month; and (iii) be posted in monthly increments on or before said milestone date or any extensions thereof. Such additional deposits, if any, together with the DEPOSITS provided for in Paragraph SECOND shall be known as the TOTAL DEPOSIT.

          In the event that SELLER is unable to comply with the operational deadline set forth in this Paragraph THIRD, NIAGARA shall be entitled to draw against the TOTAL DEPOSIT posted by SELLER as follows: NIAGARA shall be entitled to a forfeiture of the TOTAL DEPOSIT in an amount equal to one-twelfth (1/12) of the TOTAL DEPOSIT
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for each month of delay in operation  beyond said  milestone.  In no event shall such operational deadline be extended beyond one year from the initial operational deadline. If SELLER has not commenced Commercial Operation, within one (1) year from said operational deadline, this AGREEMENT shall at the option of NIAGARA become null and void without liability of any description, kind or nature whatever by NIAGARA to SELLER.

          For purposes of this AGREEMENT, the "Date of Commercial Operation" shall be hereinafter defined as that point in time when Phase I shall produce ELECTRICITY continuously, as confirmed by SELLER. SELLER shall use all reasonable efforts to reach commercial operation not later than one-hundred-and-eighty (180) days after the first sale of ELECTRICITY to NIAGARA.

          FOURTH: SELLER shall deliver to NIAGARA and NIAGARA shall accept and pay for ELECTRICITY produced at Phase I or otherwise provided hereunder, subject to the terms and conditions of this AGREEMENT.

          NIAGARA agrees that its obligation to accept and pay for ELECTRICITY as provided herein shall in no event be subject to any curtailment of electricity under the provisions of 18 C.F.R. ss. 292.304(f) (1997), or any subsequent or similar rule or regulation adopted by the COMMISSION or the FERC, or any rule or order of the COMMISSION, the FERC, or any other Governmental Authority interpreting or applying those provisions or authorizing NIAGARA to reserve any rights under those provisions.
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          FIFTH:  SELLER shall deliver the  ELECTRICITY to the system of NIAGARA at approximately 115,000 volts, 60 Hertz and 3 Phase. The installation of the electrical connections and the operation of Phase I must meet or exceed the requirements of NIAGARA's ESB #756, a copy of which is incorporated herein by reference. SELLER shall deliver the ELECTRICITY to the Delivery Point.

          SELLER shall have the right, subject to NIAGARA's consent, which shall not be unreasonably withheld, to construct, at SELLER's cost, alternative interconnection equipment upon one (1) year's written notice to NIAGARA. Such alternative interconnection, if any, shall deliver the ELECTRICITY to the system of NIAGARA at a voltage to be mutually agreed upon by NIAGARA and SELLER, 60 Hertz and 3 Phase, and shall be constructed and operated so as to meet or exceed the requirements of the version of NIAGARA's ESB #756 in effect at the time the notice required by this Paragraph FIFTH is provided to NIAGARA. In the event that such alternate interconnection equipment is constructed, the Receiving Point under the Phase I Interconnection Agreement shall be as mutually agreed by NIAGARA and SELLER.

          SIXTH: NIAGARA's acceptance of and obligation to pay for the Delivered Energy Quantity, the Delivered Capacity Quantity and the Call Option Quantity under Section II of ATTACHMENT I for ELECTRICITY produced may be suspended for any period(s) of time during which, for reasons of necessary maintenance, repair, service, system emergency, safety, or similar actions, NIAGARA's transmissions system is temporarily physically unable to accept such ELECTRICITY. If necessary, and solely for the reasons

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set forth  above,  NIAGARA  may order  that  Phase I's  generating  facility  be disconnected from NIAGARA's transmission system.

          NIAGARA shall give reasonable notice under the circumstances of the need for such disconnection to employees or agents of SELLER designated from time to time by SELLER to receive such notice. Upon receipt of such notice, SELLER shall carry out the required action without undue delay. Upon written request of SELLER, NIAGARA shall promptly inform SELLER, in writing, of the reasons for any disconnection.

          During any period of disconnection, NIAGARA shall use its best efforts to restore NIAGARA's capability to accept delivery of ELECTRICITY as promptly as possible.

          NIAGARA shall inform SELLER of any planned outages to the facilities serving Phase I and use its best efforts to schedule any planned outages upon consultation with the SELLER and commensurate with SELLER's schedule for planned maintenance or other outages.

          NIAGARA shall bear any costs incurred by it in connection with any such disconnection or reconnection. All deliveries of ELECTRICITY which are subject to any such suspension may be rescheduled at the option of the SELLER.

          SEVENTH: In addition to the Parties' obligations under Attachment I, the following shall apply to the Parties' rights and obligations with respect to
ELECTRICITY:

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          (A) During the Proxy-Market Price Period, the following shall apply to
SELLER's  obligation to deliver,  and  NIAGARA's  obligation to take and pay for
ELECTRICITY:

          1. At the option of SELLER, SELLER shall have the right to sell and deliver, and NIAGARA shall take and pay for, ELECTRICITY as follows: (i) energy up to the specified Monthly Contract Quantity for the applicable period plus the Overgeneration Amount, and
               (ii) capacity, which is subject to both seasonal variation and degradation, associated with the Monthly Contract Quantity, in each case, for each Interval during the immediately succeeding Settlement Period.

          2. The right of SELLER to sell and deliver ELECTRICITY to NIAGARA hereunder shall be limited to energy and associated capacity as described in Paragraph SEVENTH, Section A.1. SELLER shall not object to NIAGARA's inclusion of all capacity associated with the Notional Quantity of ELECTRICITY pursuant to the terms hereof as capacity available to NIAGARA for regulatory purposes.

          3. SELLER shall have the right to sell and deliver ELECTRICITY to NIAGARA for periods ranging for a minimum period of time of one hour to a maximum period of one month. On or prior to 12:00 p.m. noon of the Business Day two days prior to the first day of the month, SELLER shall provide to NIAGARA a schedule showing, on an hour-by-hour basis, the

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               projected  deliveries of ELECTRICITY to NIAGARA for the following calendar month. SELLER shall have the right to update such schedule on an hourly basis by providing notice of the change, in writing or through electronic telecommunications, no less than thirty minutes prior to the start of the hour in which the change to the schedule is to be effected.

              4. If SELLER determines not to exercise its rights to sell and deliver ELECTRICITY to NIAGARA in accordance with Paragraph SEVENTH, Section A.1, SELLER may sell and deliver such ELECTRICITY to third parties, provided SELLER has first offered to sell such ELECTRICITY from Phase I up to the Monthly Contract Quantity for the applicable period to NIAGARA at the Market Energy Price, and, if applicable, the Market Capacity Price on the following schedule:

                           (a) ELECTRICITY sales for one hour up to and including one week - SELLER shall notify NIAGARA of such request by 9:00 am two Business Days prior to the start of the ELECTRICITY sale and NIAGARA shall respond no later than four hours from such request;

                           (b) ELECTRICITY sales for more than one week up to and including one month - SELLER shall notify NIAGARA of such request by 9:00 am three Business Days prior to the start of the ELECTRICITY sale and NIAGARA shall respond no later than one Business Day from such request;

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                           (c) ELECTRICITY  sales for more than one month and up
                           to and including twelve months SELLER shall notify NIAGARA of such request by 9:00 am five Business Days prior to the start of the ELECTRICITY sale and NIAGARA shall respond no later than three Business Days from such request;

                           (d) ELECTRICITY sales for more than twelve months - SELLER shall notify NIAGARA of such request by 9:00 am seven Business Days prior to the start of the ELECTRICITY sale and NIAGARA shall respond no later than five Business Days from such request.

                  All notifications by SELLER and responses by NIAGARA described herein shall be made during normal business hours (8:00 am to 5:00 p.m.). Notwithstanding the above, notification by SELLER and response by NIAGARA for the sale of ELECTRICITY to a third party shall be completed prior to the FERC approved notification period for market participants to submit day-ahead bids to the ISO/PE.

          (B) In addition, and without prejudice,  to SELLER's rights in Section
(A) above, the following shall apply with respect to NIAGARA's right to schedule ELECTRICITY from the SELLER during the S.C.-6 Price Period which comprises part of the Proxy-Market Price Period:

          1. At the option of NIAGARA, NIAGARA shall have the right ("Call Option") solely during the S.C.-6 Price Period, and subject to the
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               conditions  stated  in  this  Paragraph  SEVENTH,  Section  B, to schedule delivery of ELECTRICITY from Phase I up to the Monthly Contract Quantity ("Call Option Quantity"), provided that SELLER has not scheduled such ELECTRICITY for sale and delivery to NIAGARA or any other party pursuant to Section (A) of this Paragraph SEVENTH. SELLER shall be obligated to sell and deliver the Call Option Quantity to NIAGARA at the Delivery Point, provided, however, that SELLER shall be excused from this obligation if Phase I is unavailable due to outages for any reason (including, but not limited to, the full or partial unavailability of Phase I due to an insufficiency or inadequacy of gas supply or gas transportation for any reason including but not limited to unavailability at the Call Gas Price).

          2. In the event NIAGARA exercises its Call Option, SELLER may, at its option, sell and deliver, and NIAGARA shall take and pay for, ELECTRICITY tendered at the Delivery Point which is in excess of the Call Option Quantity up to the Effective DMNC ("Excess Energy").

          3. The price NIAGARA shall pay for the Call Option Quantity and Excess Energy shall be the Call Energy Price which in each applicable Interval shall be the higher of (1) the S.C.-6 Rate, and (2) Phase I's Variable Energy Cost.

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               4.   NIAGARA must comply with the following notice obligations in order to exercise its Call Option. On each day immediately prior to the day on which NIAGARA desires to purchase
                    ELECTRICITY under the Call Option, NIAGARA must notify SELLER no later than 10:00 a.m. of the Call Option Quantity it requires for each Interval of the twenty-four (24) hour period commencing at 12:01 a.m. of the following day and ending at 12:01 a.m. of the next following day; provided however, that in lieu of separate schedules for Saturday, Sunday and Monday, not later than 10:00 a.m. on each applicable Friday the amount of the Call Option Quantity for each Interval of the seventy-two (72) hour period commencing at 12:01 a.m. of the following Saturday and ending at 12:01 of the following Tuesday ("Schedule"). The Schedule run time for Phase I shall be no less than twenty four (24) hours and the maximum ramp rate shall be 800 kW per minute when ramping up and 1600 kW per minute when ramping down.

               5. SELLER shall have the right to sell and deliver Excess Energy to NIAGARA for periods ranging from a minimum period of one hour to a maximum period of twenty four (24) hours during the Call Option period. On or prior to 12:00 p.m. noon of the day SELLER receives NIAGARA's Schedule, SELLER shall provide to NIAGARA a schedule showing, on an hour-by-hour basis, the projected deliveries of Excess Energy to NIAGARA for the following day. SELLER shall have the

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                    right  to  update  such  schedule  on  an  hourly  basis  by providing notice of the change, in writing or through electronic telecommunications, no less than thirty minutes prior to the start of the hour in which the change to the schedule is to be effected. SELLER's right to sell and deliver the Excess Energy is in addition to its right to sell and delivery the Overgeneration Amount to NIAGARA.

          (C) Upon the expiration of the Proxy-Market Price Period and until the term of this AGREEMENT expires, the following shall apply with respect to the sale and delivery of ELECTRICITY:

               1. During this period, NIAGARA shall have no obligation to take and pay for ELECTRICITY under the Delivered Energy Payment and Delivered Capacity Payment components of the Energy Payment under Section II of ATTACHMENT I except to the extent that NIAGARA elects to purchase ELECTRICITY pursuant to its rights of first refusal described below.

               2. During this period, SELLER shall not sell ELECTRICITY from Phase I in any amount up to the Monthly Contract Quantity for the applicable period to third parties, unless SELLER shall first offer to sell and deliver such ELECTRICITY to NIAGARA at the Market Energy Price, and, if applicable, the Market Capacity Price and NIAGARA has declined the opportunity to take and pay for such ELECTRICITY on

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                    the schedule set forth in Section A.4 of Paragraph  SEVENTH.
                    SELLER  shall  not  object  to  NIAGARA's  inclusion  of all
                    capacity   associated   with  the   Notional   Quantity   of
                    ELECTRICITY   pursuant  to  the  terms  hereof  as  capacity
                    available to NIAGARA for regulatory purposes.

          D. SELLER may, but is not required, to deliver energy and/or capacity to NIAGARA at the Delivery Point from Phase I or Phase II or from any other source arranged by SELLER, and such energy and/or capacity shall be deemed ELECTRICITY hereunder, and further subject to SELLER's rights to assign this AGREEMENT pursuant to the assignment provisions contained herein. The foregoing sentence shall not be deemed to relieve SELLER of its obligations (i) to provide NIAGARA with the Call Option Quantity in accordance with Section B of Paragraph SEVENTH, or (ii) to perform the DMNC tests for Phase I in accordance with
Section VI of ATTACHMENT I. Any right or obligation of SELLER to provide ELECTRICITY under this Paragraph SEVENTH to NIAGARA shall entitle SELLER to sell and deliver to NIAGARA, and obligate NIAGARA to take and pay for, the Overgeneration Amount.

          E. ELECTRICITY in excess of the Monthly Contract Quantity for any Interval, except for Excess Energy delivered with the Call Option Quantity, shall not be subject to this AGREEMENT and, at the option of SELLER (including the

                                       17
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Excess Energy), may be sold to third parties without an obligation to offer such energy and capacity to NIAGARA.

          EIGHTH: SELLER shall have the right to shut down the operation of Phase I or temporarily disconnect it from NIAGARA's system whenever and for such periods of time as may be necessary for maintenance, repair, emergency or safety. SELLER shall bear the cost of disconnection and reconnection, which shall include the direct costs of personnel, including overhead, required to accomplish such disconnection and reconnection, but which shall not include the cost of replacement power.

          NIAGARA and SELLER shall coordinate maintenance of Phase I in the manner set forth on ATTACHMENT VIII.

          NINTH: (A) After netting the amounts due pursuant to the payment provisions of this AGREEMENT, SELLER shall provide NIAGARA with a Notice of any payments due under this AGREEMENT for the preceding Settlement Period on or before the 5th day of each calendar month, unless SELLER and NIAGARA otherwise agree. Payments shall be due on the Payment Date immediately following the associated Settlement Period. NIAGARA shall pay SELLER on or before the Payment Date the amounts due under a Notice by wire transfer to SELLER's following account, or such other account that SELLER may designate by written notice to
NIAGARA:

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              Banker's Trust Company
              Four Albany Street
              New York, NY 10006

              ABA #: 021-001-033
              Account Name: Selkirk Cogen Project Revenue Fund #12103 Account #: _______________

SELLER shall pay NIAGARA on or before the Payment Date the amounts due under a Notice by wire transfer to NIAGARA's following account, or such other account that NIAGARA may designate by written notice to SELLER:


              Citibank
              399 Park Avenue
              New York, NY  10022-4699

              ABA #:  021-000-089
              Account Name:  Niagara Mohawk Power Corporation
              Account #:  ________________

Any amount remaining unpaid after the time it is due and not disputed in good faith shall thereafter be subject to a late payment charge equal to the prime rate for U.S. currency as published from time to time under "Money Rates" in The Wall Street Journal multiplied by the unpaid amount calculated for the period from and including the Payment Date in which it was due to the date it is actually paid.

          If either Party, in good faith, disputes any part of any Notice of a payment obligation, that Party shall provide a written explanation of the basis for such dispute and the undisputed portion of the net payment obligations set forth in such Notice shall be paid by the Party obligated to pay such amounts no later than the applicable Payment Date. Any adjustment under this Paragraph shall bear interest at the prime

                                       19
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rate for U.S. currency as published from time to time under "Money Rates" in The
Wall Street Journal, from and including the Payment Date any such underpayment or overpayment was originally due but excluding the date on which such underpayment or overpayment is finally settled by the Parties hereto, or in the event the Parties hereto are unable to settle such matter, such matter shall be settled by an independent nationally recognized public accounting firm mutually selected by the Parties whose determination shall be final and binding on the Parties hereto and whose fees and expenses shall be borne by the Party found to be at substantial fault by such independent public accounting firm. If the independent public accounting firm finds that there is no substantial fault on the part of either Party, each Party shall be responsible for its own fees and expenses. No Notice (or payment obligation thereunder) shall be subject to this Paragraph unless a notice of dispute is given with respect thereto within one year of the Payment Date applicable to such Notice.

          (B) Commencing on the Effective Date and throughout the term of this AGREEMENT, NIAGARA will pay SELLER , or SELLER will pay NIAGARA, as appropriate, the monthly payment set forth in ATTACHMENT I. NIAGARA and SELLER agree that on or before January 15 of each year during the term of the contract, NIAGARA and SELLER may review any amounts paid pursuant to this AGREEMENT during the prior year to ensure that the amounts paid following the Effective Date were in accordance with ATTACHMENT I and this Paragraph NINTH. In the event that either Party shall discover an error, the Party discovering the error shall notify the other Party. Such notice shall specify the amount overpaid

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or  underpaid by a Party in each billing  period  during the prior year.  In the event a Party was overpaid, that Party shall promptly refund any overpayments to the other Party. In the event a Party was underpaid, the other Party shall promptly make up any underpayments. Such annual review and true-up of payments shall not limit either Party's right to monitor the amounts paid versus the amounts due, seek proper payments or refunds upon or after the discovery of billing errors at other times, or impose any late payment charge expressly provided for by this AGREEMENT to the extent permitted in Paragraph NINTH.

          (C) After the Effective Date, the monthly Notice provided by SELLER to NIAGARA shall reflect adjustments for the following payment obligations incurred in the preceding Settlement Period:

          1. Netting for Cost Changes.  On each Payment  Date,  NIAGARA shall be obligated to pay to SELLER (to the extent that such number is positive) and SELLER shall be obligated to pay NIAGARA (to the extent that such number is negative and in such case the absolute value of such number) (x) the difference between (a) any increase as compared to the costs under SELLER's contractual arrangements with NIAGARA as of January 1, 1997 during the associated Settlement Period in (i) NIAGARA's local distribution system gas transportation and fixed and variable charges and retainages actually incurred by SELLER, and (ii) electrical interconnection costs and costs associated with industry reliability standards actually incurred by SELLER (including without limitation any increase in costs related to SELLER's compliance with ESB
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          #756),  provided  that  such  costs  shall be  direct  in  nature  and
          exclusive  of  general  and  administrative   expenses,  and  (b)  any
          decreases  as  compared  to  the  costs  under  SELLER's   contractual
          arrangements with NIAGARA as of January 1, 1997 during the associated Settlement Period in those costs listed in (i) and (ii) above, and (y) any increase as compared to the costs under SELLER's contractual arrangements with NIAGARA as of January 1, 1997 during the associated Settlement Period in costs incurred by SELLER caused by changes in federal, state or local laws, rules or regulations; provided that this clause (y) shall only be effective during the Proxy-Market Price Period and any periods thereafter during which like adjustments in costs are also recovered by any entity that owns any of NIAGARA's non-nuclear generating assets.

         2. Certain Other Cost Additions. On each Payment Date, NIAGARA shall be obligated to pay to SELLER any increase as compared to the costs under SELLER's contractual arrangements with NIAGARA as of January 1, 1997 in electrical transmission costs or access or other charges, which are actually incurred by SELLER during the associated Settlement Period while physically delivering electricity to (x) NIAGARA during the Proxy-Market Price Period or (y) an ISO/PE following the Proxy-Market Price Period; provided that this clause (y) shall only be effective during the periods when like increases in costs or charges are then also recovered by any entity that owns any of NIAGARA's non-nuclear generating assets.
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         3. Reactive  Power,  Voltage  Support  Services and Line-Loss  Charges.
         NIAGARA and SELLER acknowledge that the contract prices under this AGREEMENT do not include charges for reactive power, voltage support services or line-losses. In the event that NIAGARA's tariffs require SELLER to pay NIAGARA for reactive power or line-losses during periods when the SELLER's generating facilities are generating electricity, the contract prices under this AGREEMENT for each applicable Settlement Period will be equitably increased in an amount equal to all reactive power charges and/or line-loss charges or costs actually incurred by SELLER during the associated Settlement Period. In addition, in the event (i) under any ISO tariff, SELLER is required to provide voltage support services, as defined by such ISO tariff, NIAGARA shall pay to SELLER on each Payment Date any and all voltage support service payments made by the ISO to NIAGARA in the associated Settlement Period which are attributable to the voltage support services provided by SELLER, and (ii) the ISO charges SELLER for any line-losses, the contract prices under this AGREEMENT will be equitably increased in an amount equal to all such line-loss charges incurred by SELLER during the associated Settlement Period.

          During the full term of this AGREEMENT, SELLER agrees to keep Phase I insured in accordance with the provisions of ATTACHMENT VI hereto.

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          TENTH:  SELLER and  NIAGARA  shall  install,  own and  maintain  their
respective   interconnection   facilities  in   accordance   with  the  Phase  I
Interconnection Agreement and the Phase II Interconnection Agreement.

          If, at some future time, it becomes necessary for NIAGARA to relocate or rearrange its transmission system to which Phase I is connected, NIAGARA shall advise SELLER one year in advance in writing. If such relocation or rearrangement is ordered or required by a Governmental Authority, NIAGARA shall give prior written notice to SELLER equal in time to the notice given NIAGARA by such Governmental Authority, to the extent possible. NIAGARA shall consult with SELLER on the new facilities that NIAGARA shall propose to reestablish the connection. Such new facilities shall be reasonably satisfactory to SELLER and, at a minimum, shall provide SELLER with at least as much output capacity as with the prior connection facilities. NIAGARA shall bear the full cost and expense of reestablishing the connection to SELLER. NIAGARA shall use its best efforts to minimize the duration of any disruption to SELLER's service during the relocation or rearrangement of NIAGARA's transmission facilities.

          If, at some future time, NIAGARA determines it is necessary to retire or abandon its transmission systems to which Phase I is connected, NIAGARA shall advise SELLER, at least one year in advance, in writing, indicating NIAGARA's annual costs of transmission facilities dedicated exclusively to accommodate the output of Phase I. SELLER shall then have the option of paying NIAGARA for these

                                       24
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annual costs or of providing alternate interconnection to NIAGARA's transmission system. Such alternative interconnection may be the purchase by SELLER of NIAGARA's existing 115 kV facilities at depreciated book cost or salvage value, whichever is lower, but not less than zero. In the event SELLER elects to pay to NIAGARA the annual charges associated with these facilities, said charges shall be recomputed as of January 1 of every year.

          ELEVENTH: This AGREEMENT shall be effective as of the Effective Date and shall expire at 11:59:59 P.M. on June 30, 2008.

          TWELFTH: ELECTRICITY delivered by SELLER hereunder shall be measured by electric watthour meters of a type approved by the COMMISSION. The existing meters located in SELLER's Interconnection Facility (as defined in the Phase I Interconnection Agreement) satisfy the requirements of this Paragraph TWELFTH.
These metering facilities have been installed, and are owned by SELLER and maintained by NIAGARA in accordance with the Phase I Interconnection Agreement, and shall be sealed by NIAGARA, with the seal broken only upon occasion when the meters are to be inspected, tested or adjusted and representatives of both NIAGARA and SELLER are present. The meter and installation costs shall be borne by SELLER. The meters shall be maintained in accordance with the rules set forth in 16 NYCRR Part 92 which are incorporated herein by reference. In the event that any meter is found to be inaccurate after the initial year, NIAGARA will repair or replace the same as soon as possible at the expense of SELLER. Each Party

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shall have the right at all reasonable times, upon giving not less than five (5)
days notice to the other Party for the purpose of permitting the other Party to be present at the inspection, to inspect, and test said meters and, if found defective, NIAGARA shall adjust, repair or replace the same at the expense of SELLER. Any test or inspection requested by a Party shall be at the expense of that Party. SELLER shall have the right but not the obligation, to read all meters installed and maintained pursuant to the Paragraph. Upon written request, NIAGARA shall provide SELLER's operating personnel with appropriate instructions and training to enable such personnel to read the meters.

          If a meter fails to register, or if the measurement made by a meter is found to be inaccurate by more than the limits defined in 16 NYCRR Part 92, then an adjustment shall be made correcting all measurements made by the inaccurate or defective meter for a) the actual period during which inaccurate measurements were made, if that period can be determined to the satisfaction of the Parties; or b) if the actual period cannot be determined to the mutual satisfaction of the Parties, one-half of the period from the date of the last previous test of the meter. To the extent that the adjustment period covers a period of deliveries for which payment has already been made, a payment corresponding to the adjustment for that period shall be made by the Party against whom the adjustment runs, to the other Party, not later than the twenty-fifth (25) day of the month following the month in which the paying Party receives notice from the other Party that such a payment is due. SELLER may elect to install its own metering equipment in addition to NIAGARA's metering

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equipment.  Such metering equipment shall meet the requirements of 16 NYCRR Part
92. Should any metering equipment installed by SELLER fail to register during the term of this AGREEMENT, the Parties shall use NIAGARA's metering equipment, if installed, to determine the amount of ELECTRICITY delivered to NIAGARA. On a day or days on which neither NIAGARA's nor SELLER's metering equipment is in service, the quantity of ELECTRICITY delivered shall be determined in such manner as the Parties shall agree.

          THIRTEENTH: The duly authorized agent or agents of NIAGARA shall, at all reasonable business hours, upon reasonable notice, have free access to the premises of SELLER for the purpose of inspecting the records of ELECTRICITY generated at Phase I and delivered to the electric transmission system of NIAGARA thereat for purchase by NIAGARA.

          FOURTEENTH: During the term of this AGREEMENT, NIAGARA shall have the right, easement and privilege to construct, operate, repair, maintain, remove and/or replace such electric transmission lines as it may reasonably require over and across the premises of SELLER for the purposes of receiving and transmitting the ELECTRICITY herein provided to be delivered to NIAGARA, subject to the reasonable approval of SELLER. It shall be reasonable for SELLER to refuse its approval of any such action by NIAGARA if such action would interfere with the normal operations of Phase I.
                                       27
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          FIFTEENTH:  Each Party hereto respectively assumes full responsibility in connection with the ELECTRICITY supplied hereunder on its side of the Delivery Point and for the wires, apparatus, devices and appurtenances used in connection therewith. Each Party shall indemnify, save harmless and defend the other against all claims, demands, cost or expense for loss, damage or injury to person or persons or property in any manner directly or indirectly arising from, connected with or growing out of the generation, transmission or use of energy by it on its side of the Delivery Point or for the operation of switching equipment in connection with said delivery; provided, however, that each Party shall be liable for all claims of the Party's own employees arising out of any provision of the Workers' Compensation Law. Each Party shall maintain Workers' Compensation and Employers' Liability Insurance covering their respective employees as required by law and SELLER shall carry Liability Insurance including contractual coverage in the amount of at least $1,000,000 per occurrence.

          SIXTEENTH: (A) Upon notice to NIAGARA, SELLER may assign or transfer the AGREEMENT in whole or in part, without the consent of NIAGARA, (a) as collateral security for purposes of securing indebtedness, or (b) to any approved assignee or transferee (an "Approved Assignee"). An Approved Assignee shall be (i) any person who (x) (a) acquires Phase I, or (b) has a plant with technical capability that is equal to or greater than the technical capability of Phase I, and (y) has (a) a long-term unsecured debt credit rating of no less than investment grade issued by Moody's Investor's Service ("Moody's") or Standard & Poor's Corporation ("S&P")
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or the  equivalent  of such rating from  another  nationally  recognized  rating agency, or (b) a net worth calculated in accordance with generally accepted accounting principles ("Net Worth"), that is equal to or greater than the Net Worth of the entity making such assignment or transfer on the date of such assignment or transfer, provided that evidence of such qualifying Net Worth is reasonably demonstrated to NIAGARA; or (ii) any Affiliate of SELLER; provided
(x) such Affiliate has a long-term unsecured debt credit rating of no less than investment grade issued by Moody's or S&P or the equivalent of such rating from another nationally recognized rating agency, (y) such Affiliate has a Net Worth that is equal to or greater than the Net Worth of the entity making such assignment or transfer on the date of such assignment or transfer, or (z) SELLER unconditionally guarantees, pursuant to a guarantee in form and substance reasonably satisfactory to NIAGARA, the obligations of such Affiliate in connection with such assignment or transfer. SELLER may split and assign the quantities of ELECTRICITY and Intervals to Approved Assignees, each in respect of a lesser quantity and/or Intervals that the full amounts thereof hereunder, provided that (a) each such assignment is for 50,000 MWh of ELECTRICITY per year or any integral multiples thereof and to the extent that the remaining unassigned balance of the quantity of ELECTRICITY hereunder for any such year is less than 50,000 MWh, then for such remaining balance, (b) each such assignment is for a period of at least one year, and (c) the sum of all assigned and retained quantities of ELECTRICITY and Intervals does not exceed the total quantities of ELECTRICITY and Intervals hereunder. At the request of SELLER during the term of the AGREEMENT,

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                                                                  Execution Copy

NIAGARA and SELLER shall use their Reasonable Best Efforts to mutually agree upon reasonable alternatives to the assignment qualification contained in the immediately preceding sentence. Except to the extent expressly provided in any applicable guarantee, upon any such assignment or transfer, SELLER shall be released and have no further obligations to NIAGARA hereunder with respect to the assigned or transferred quantities and/or Intervals.

          (B) NIAGARA shall not assign its rights and obligations hereunder except as expressly authorized under this section.

          (1) In the event that NIAGARA restructures its corporate structure or assets, including by creating any new entities that hold significant assets, whether in connection with the Niagara Restructuring or otherwise, upon notice to SELLER (or its assignee hereunder) the AGREEMENT will be assigned to and assumed by the entity or entities owning all or substantially all of NIAGARA's electric transmission and
          distribution   assets  or,  if  separated  from   NIAGARA's   electric
          transmission   assets  pursuant  to  such  a  restructuring  (i)  such
          assignee's   performance  under  this  AGREEMENT  is   unconditionally
          guaranteed, pursuant to a guarantee in form and substance reasonably satisfactory to SELLER (or its assignee hereunder), by each of the other entities arising out of the restructuring, including any entity spun-off to NIAGARA's shareholders or any Affiliate of NIAGARA holding significant assets that were held by NIAGARA prior (or any
                                       30
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          subsidiary of NIAGARA) to the restructuring,  unless such assignee has a long-term unsecured debt credit rating issued by Moody's, S&P or another nationally recognized rating agency that is at least as
          favorable  as  NIAGARA's   long-term   unsecured  debt  credit  rating
          immediately prior to the effective date of the restructuring, and (ii) if such assignee is not the entity which will collect from customers the Competitive Transition Charge approved by the COMMISSION pursuant to the Commission Approval, such assignee's performance under this AGREEMENT is unconditionally guaranteed, pursuant to a guarantee in form and substance reasonably satisfactory to SELLER (or its assignee hereunder), by each of the entities which will collect from customers the Competitive Transition Charge provided by the COMMISSION pursuant to the Commission Approval.

          (2) Upon notice to SELLER (or its assignee hereunder), NIAGARA may assign its rights and obligations under this AGREEMENT to any third
          party  ("NIAGARA   Assignee")  (except  those  parties  referenced  in
          paragraph (1) above) provided that the NIAGARA Assignee has (i) received a long-term unsecured debt credit rating by Moody's or S&P of at least investment grade or the equivalent of such rating from another nationally recognized rating agency, as of the date of consummation of the assignment; or (ii) furnished SELLER with such collateral security as may
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          be  reasonably  accepted to SELLER in order to limit  SELLER's  credit risk in connection with such assignment.

          (C) NIAGARA acknowledges and agrees that (1) based on SELLER's representations, SELLER is a Delaware limited partnership;(2) NIAGARA's sole recourse against SELLER shall be to the assets of the limited partnership, irrespective of any failure to comply with applicable law or any provisions of this AGREEMENT, except that the partners in SELLER may be joined as nominal parties for the purpose of enforcing NIAGARA's rights hereunder; (3) no claim shall be made against any partner in SELLER in connection with this AGREEMENT;
(4) NIAGARA shall have no right to any claim against SELLER for any capital contributions from any partner in SELLER not yet due and owing; and (5) this representation is made expressly for the benefit of SELLER and the other partners in SELLER.

          (D) In the event that NIAGARA restructures its corporate structure or assets, including by creating any new entities that hold significant assets, whether in connection with the Niagara Restructuring or otherwise, SELLER (or its assignee hereunder) shall have the right to replace the AGREEMENT, as applicable, with power purchase and/or hedging contractual arrangements substantially equivalent to those that are entered into between the entity(ies) holding the transmission and/or distribution assets of NIAGARA or which will collect from customers the Competitive Transition Charge approved by the COMMISSION pursuant to the Commission Approval and the entity(ies) holding the non-nuclear generating assets

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of NIAGARA, whether or not such assets are spun-off to NIAGARA's shareholders (a
"Genco Contract"), provided that the term, price and quantity under the AGREEMENT shall not be altered thereby, unless any of such terms are materially and expressly conditioned by certain provisions in the Genco Contract, in which case appropriate and equitable adjustments in such terms shall be mutually agreed upon by NIAGARA or its assignee, as the case may be, and SELLER.

         SEVENTEENTH: This AGREEMENT and all of its terms and conditions shall bind and enure to the benefit of the heirs, executors, administrators, successors, grantees and assigns of the respective Parties hereto. This AGREEMENT shall be governed by the substantive laws of the State of New York, irrespective of conflict of law rules.

              EIGHTEENTH: This AGREEMENT is exclusive and contains all of the terms of the agreement between the Parties and no change or variation in this
AGREEMENT may be made except in express terms and by an instrument in writing signed by the Parties hereto. Except as expressly included in this AGREEMENT, no term of the Original Agreement, including any term of any amendment thereto, shall survive the Effective Date.

              NINETEENTH: In the event of any dispute under this AGREEMENT (other than a payment dispute), either Party may make application to an appropriate administrative or judicial authority or body for relief. Payment disputes shall be resolved in accordance with Paragraph NINTH.

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          TWENTIETH:   Each  Party  to  this  AGREEMENT  acknowledges  that  the
COMMISSION had ordered NIAGARA to submit the Original Agreement to the COMMISSION for its review and possible modification or abrogation within sixty
(60) days of submittal. If either Party objects to any modification to the Original Agreement by the COMMISSION, it may terminate this AGREEMENT upon written notice within thirty (30) days from the date the COMMISSION orders such modification without any liability to the other Party. In the event the COMMISSION conditions its initial approval of the Original Agreement to provide for less than full recovery by NIAGARA, through its Fuel Adjustment Clause, of any payments made by NIAGARA to SELLER under the terms of the Original Agreement, then this AGREEMENT shall without further notice become null and void without further liability by either Party to the other. Each Party to this AGREEMENT acknowledges and agrees that NIAGARA intends to request that the COMMISSION, in its review of the Original Agreement, expressly find that NIAGARA's actions, in concluding the pricing provisions of the Original Agreement, are acceptable to the COMMISSION and each Party to this AGREEMENT understands and agrees that if the COMMISSION does not so find, this shape AGREEMENT is null, void and of no effect. NIAGARA agrees to issue a letter to SELLER, after COMMISSION review and action satisfactory to NIAGARA, stating that NIAGARA shall not terminate this AGREEMENT pursuant to this Paragraph TWENTIETH.

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          TWENTY FIRST:  All written  notifications  pursuant to this  AGREEMENT shall be in writing and shall be personally delivered or mailed by certified or registered first class mail, return receipt requested, as follows:

TO NIAGARA:                                   To SELLER

                                              SELKIRK Cogen Partners L.P.
NIAGARA MOHAWK POWER CORPORATION              24 Power Park Drive
Director Energy Transactions                  Selkirk, New York  12158
300 Erie Boulevard West                       Attn:  General Manager
Syracuse, New York  13202                     518-475-5773 (phone)
315-428-3159(phone)                           518-475-5199 (fax)
315-460-2660(fax)

                                              with a copy to:

                                              Selkirk Cogen Partners, L.P.
                                              c/o US Generating Company
                                              One Bowdoin Square
                                              Boston, Massachusetts  02114
                                              Attn:  Legal Group
                                              617-227-8080 (phone)
                                              617-227-2690 (fax)

          Either Party may change its address for notices by notice to the other in the manner provided above.

          TWENTY-SECOND: In the event either Party hereto is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under the AGREEMENT, other than the obligation to make payments of amounts due hereunder, it is agreed that upon notice, with reasonably full particulars of such Force Majeure given by such Party to the other Party in writing within a reasonable time frame after the occurrence of the cause relied upon, then the obligation or obligations

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hereunder of the Party  giving such notice,  so far as they are affected by such
Force Majeure, shall be suspended during the continuance of an inability so caused. Such cause shall, as far as possible, be remedied with all reasonable dispatch.

          TWENTY THIRD: SELLER shall have the right to have NIAGARA wheel some or all of the output of Phase I to third parties pursuant to applicable law, or NIAGARA's, or other companies', duly filed transmission and distribution tariffs or schedules.

          SELLER may, at its option but subject to NIAGARA's right of first refusal under this AGREEMENT, elect firm and interruptible transmission service under the Transmission Agreement for delivery of electricity from Phase I to Consolidated Edison Company of New York, Inc. ("Con Edison"); provided that NIAGARA shall have no obligation to transmit energy on a firm basis under the Transmission Agreement in excess of the Contract Demand (as set forth in the Transmission Agreement), inclusive of amounts transmitted under the Transmission Agreement with respect to Phase II. SELLER may, at its option but subject to NIAGARA's right of first refusal under this AGREEMENT, elect interruptible transmission service under the Transmission Agreement for delivery of electricity from Phase I to any third party in addition to Con Edison; provided that NIAGARA shall have no obligation to transmit energy on an interruptible basis under the Transmission Agreement in excess of the amounts permitted pursuant to Schedule E of the Transmission Agreement. The rights and obligations under this paragraph are in addition to any rights or

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obligations  which the Parties may have  pursuant to  Paragraph  TWELFTH of this
AGREEMENT or under the Transmission Agreement.

          TWENTY-FOURTH: No failure on the part of a Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. No waiver by a Party of any right hereunder with respect to any matter or default arising in connection with this AGREEMENT shall be considered a waiver with respect to any subsequent matter or default.

          TWENTY-FIFTH: This AGREEMENT may be executed by the Parties in separate counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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                                                                  Execution Copy


          IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Agreement to be executed as of the day and year first above written.

                                         Selkirk Cogen Partners, L.P.
                                           By:  JMC Selkirk, Inc., Managing
                                                General Partner

                                         By: /s/George J. Grunbeck
                                             --------------------------------
                                         Title: Vice President
                                         Date:  8/10/98


                                         NIAGARA MOHAWK POWER CORPORATION
                                         By: /s/ Clement E. Nadeau
                                             --------------------------------
                                             Title: Vice President-Marketing and
                                             Planning
                                             Date: 8/11/98


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                                   SCHEDULE A
                                   Definitions


          As used in this AGREEMENT:

          "AGREEMENT" means this Amended and Restated Agreement dated as of July 1, 1998, by and between SELLER and NIAGARA and the schedules and attachments thereto.

          "Affiliate" means, with respect to any Party to this AGREEMENT, any person or entity which controls, is controlled by, or is under the common control with, such Party, wherein the term "control" shall mean the power to direct the management and policies by or of such Party through the ownership of voting securities, by contract or otherwise.

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are authorized or required to be closed.

         "Call Energy Price" shall have the meaning set forth in Section (B)(3) of Paragraph SEVENTH of the Agreement.

         "Call Gas Price" shall have the meaning set forth in Section II of ATTACHMENT I.

         "Call  Option  Quantity"  shall have the  meaning  set forth in Section
(B)(1) of Paragraph SEVENTH.

          "COMMISSION" means the Public Service Commission of the State of New York.

         "Commission Approval" means a final COMMISSION order setting forth the findings, authorizations and approvals set forth in Schedule 6.6C of the Master Restructuring Agreement.

         "Competitive Transition Charge" means a charge, however designated, for the recovery of strandable costs.

         "Contract Year" means the period commencing on the Effective Date and ending at 11:59:59 p.m. on the first anniversary of the last day of the month in which the Effective Date occurs and each successive 12-month period thereafter to the extent applicable.

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          "Delivered  Call Quantity"  means the Call Option  Quantity and Excess
Energy SELLER sells, and tenders for delivery at the Delivery Point, to NIAGARA pursuant to Section (B) of Paragraph SEVENTH for each Interval during the Settlement Period, and NIAGARA shall be obligated to take and pay for such ELECTRICITY and Excess Energy at the Call Energy Price.

          "Delivered Capacity Quantity" means the amount of capacity SELLER sells to NIAGARA pursuant to Sections (A) and (C) of Paragraph SEVENTH of the AGREEMENT, which is subject to both seasonal variation and degradation, associated with and up to the specified Monthly Contract Quantity, for each Interval during the Settlement Period, and NIAGARA shall be obligated to take and pay for such capacity from SELLER at the Market Capacity Price.

          "Delivered Energy Quantity" means the amount of energy SELLER sells, and tenders for delivery at the Delivery Point, to NIAGARA pursuant to Sections
(A) and (C) of Paragraph SEVENTH of the AGREEMENT up to the specified Monthly Contract Quantity plus the Overgeneration Amount, for each Interval during the Settlement Period, and NIAGARA shall be obligated to take and pay for such energy from SELLER at the Market Energy Price.

          "Delivery Point" means (a) with respect to ELECTRICITY delivered from Phase I, the Receiving Point as set forth in the Phase I Interconnection Agreement; (b) with respect to any ELECTRICITY delivered from Phase II, the Receiving Point as set forth in the Phase II Interconnection Agreement; and (c) with respect to ELECTRICITY delivered hereunder from any other source, any other interconnection on NIAGARA's transmission system, subject to NIAGARA's concurrence which shall not be unreasonably withheld.

          "Effective DMNC" shall have the meaning set forth in Section VI(c) of Attachment I.

          "Effective Date" means 11:59:59 p.m. on June 30, 1998.

          "ELECTRICITY" means the capacity and/or energy produced by Phase I or otherwise sold by SELLER in accordance with the terms of this AGREEMENT.

          "ESB #756" means NIAGARA's Electric System Bulletin #756 dated December 1997 (including Appendix C but excluding any provisions related to coordinated maintenance), as amended, supplemented or modified from time to time, provided that no amendment, supplement or modification shall be effective with respect to SELLER sooner than sixty days after receipt by SELLER of the effective version and NIAGARA agrees to provide notice of any planned amendment, supplement or modification and drafts thereof as far in advance of effectiveness as is reasonably possible and NIAGARA shall give due consideration of any comments of
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SELLER thereto with respect to Phase I.

          "Force Majeure" as used herein means acts of God, strikes, lockouts, act of public enemies, wars, blockades, insurrections, riots, epidemics, landslides, lightning, system emergencies, earthquakes, fires, storms, floods, washouts, arrests, explosions, breakage or accident to machinery, equipment or transmission or distribution lines; provided that the term Force Majeure does not mean or include any cause which by the exercise of reasonable diligence of the Party claiming suspension could be overcome.

          "Gas IPPs" means those IPPs which produce power using primarily natural gas.

          "Governmental Authority" means any federal, state, municipal or local governmental authority, department, commission, board, agency, body or official, whether executive, legislative, administrative, regulatory or judicial, including but not limited to the FERC and the COMMISSION.

          "Interval" means (i) 1 hour; provided that, in the event that following the Proxy-Market Price Period, ISO/PE procedures require the use of an alternate time period, such alternate time period shall automatically be deemed to be incorporated in, and shall supersede, the 1 hour period set forth herein, or (ii) such time period as NIAGARA and SELLER shall mutually agree in writing; provided that such mutually agreed upon time period may only be subsequently modified upon the prior written consent of NIAGARA and SELLER.

          "IPP(s)" means those independent power producers that are identified on the signature pages and on Schedule A of the Master Restructuring Agreement.

          "ISO/PE" means a New York Independent System Operator and Power Exchange.

          "LBMP" shall have the meaning ascribed to it in the definition of Market Energy Price.

          "Market Capacity Price" shall equal zero prior to the establishment of the ISO/PE and thereafter at any time when no separate market for capacity exists. Commencing on the first day of the month following the calendar month in which the ISO/PE is established and only if there then exists a separate market for capacity, the Market Capacity Price shall mean the market price paid to sellers for capacity, at the Delivery Point or the region in which the Delivery Point is located, established by the ISO/PE capacity auction; provided, however, that at such time the Parties shall conduct good faith negotiations and use their Reasonable Best Efforts to mutually

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determine  whether to  continue  the  pricing  referred  to in clause (i) of the definition of Market Energy Price for a mutually agreed upon additional period of time.

          "Market Energy Price" means for any Interval (i) prior to and until the establishment of the ISO/PE and the implementation of LBMP pricing hereunder (as defined below), NIAGARA's short-term avoided energy and capacity at the voltage level of the Delivery Point, as stated in its tariff approved by the COMMISSION providing for the purchase of power from PURPA qualifying facilities, which tariff is currently designated as S.C.-6, as the same may be in effect from time to time or any successor tariff thereto (the "S.C.-6 Rate") or such other price as may be agreed upon by NIAGARA and SELLER during individual negotiations, and (ii) on the first day of the month following the calendar month in which the ISO/PE is established and implementing day ahead locational based market pricing ("LBMP"), the LBMP paid to sellers for energy, at the Delivery Point or the region in which the Delivery Point is located, specified and published by the ISO/PE; provided, however, that at such time SELLER and NIAGARA shall conduct good faith negotiations and use their Reasonable Best Efforts to mutually determine whether to continue the pricing referenced in clause (i) above for a mutually agreed upon additional period of time. The Market Energy Price shall not be reduced or offset by any costs that NIAGARA may incur, including, without limitation, costs for ancillary services, transmission services or transition (stranded) costs.

          "Master Restructuring Agreement" means the Agreement dated July 9, 1997, as amended, by and between NIAGARA, the SELLER and several other independent power producers identified therein.

          "Monthly Contract Quantity" means the amount of electricity (expressed in MWh/hr) as set forth in ATTACHMENT I-A under the heading Monthly Contract Quantity for the applicable month, and which may be adjusted in accordance with the terms of ATTACHMENT I-A.

          "Niagara    Restructuring"    means   NIAGARA's   proposed   corporate
restructuring and disaggregation in connection with the PowerChoice proposal.

          "Notice" means a notice of payments due pursuant to Paragraph NINTH delivered by SELLER to NIAGARA.

          "Notional Quantity" means the amount of capacity (expressed in MW) as set forth in ATTACHMENT I-A under the heading Notional Quantity for the applicable Contract Year.

         "NYPSL" means the New York Public Service Law.
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          "Original  Agreement"  shall have the  meaning  set forth in the first
WHEREAS clause.

          "Overgeneration Amount" means an amount of energy in excess of the Monthly Contract Quantity of electricity set forth in ATTACHMENT I-A; provided such amount of excess energy shall not exceed 5% of the Monthly Contract Quantity of electricity for the applicable Interval. SELLER shall have the right to put the Overgeneration Amount to NIAGARA hereunder at the Market Energy Price or the Call Energy Price, as applicable.

          "Party" means the SELLER or NIAGARA.

          "Parties" means the SELLER and NIAGARA.

          "Payment Date" means the day of the month which is the later of (i) the 25th day of the month in which a Notice is given by SELLER to NIAGARA; or
(ii) the 15th day after the delivery by SELLER to NIAGARA of a Notice. In the event that such 25th or 15th day is not a Business Day, the corresponding payment shall be due on or before the first Business Day following such 25th or 15th day or legal holiday, as the case may be.

          "Phase I" means the first unit of the PLANT which commenced commercial operation on April 17, 1992.

          "Phase II" means the second unit of the PLANT which commenced operation on September 1, 1994.

          "Phase  I   Interconnection   Agreement"  means  the   Interconnection
Agreement, dated October 20, 1992, between NIAGARA and SELLER with respect to Phase I.

          "Phase  II  Interconnection   Agreement"  means  the   Interconnection
Agreement, dated October 20, 1992, between NIAGARA and SELLER with respect to Phase II.

          "PLANT" means SELLER's two unit electric generating facility located in Selkirk, New York.

          "Proxy-Market Price Period" means the period commencing on the Effective Date and ending on the first day of the calendar month following the calendar month in which the ISO/PE has been fully established and functioning, provided the following conditions have been satisfied during each of the previous six months: (i) the volumes (in GWh) of energy sales and purchases transacted through the ISO/PE in the day ahead market based upon the day ahead pricing mechanism adopted by the
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FERC for the  ISO/PE for the  Upstate  Market  shall be at least  equal to those corresponding with the months listed in the following table (which GWh shall include the aggregate contract quantities of energy during such period under all physical delivery Restated Contracts with Gas IPPs, regardless of whether the IPPs parties thereto actually effected such sales, and all sales on up to a monthly basis of energy (other than sales through the ISO/PE) by the IPPs parties to the Master Restructuring Agreement which are effectuated by NIAGARA acting as agent for any such IPP);

                  Month                     GWh
                  January                   4,611
                  February                  4,136
                  March                     4,327
                  April                     3,827
                  May                       3,788
                  June                      3,974
                  July                      4,278
                  August                    4,160
                  September                 3,793
                  October                   3,856
                  November                  3,896
                  December                  4,361

and (ii) only if a separate market for capacity then exists, a minimum of 5,700 MW of the capacity sales and purchases within the Upstate Market have been transacted through the ISO/PE capacity auction (which MW shall include the aggregate capacity associated with the aggregate contract quantities of energy during such period under all physical delivery Restated Contracts with Gas IPPs, regardless of whether the IPPs parties thereto actually effected such sales, and all sales on up to a monthly basis of capacity (other than sales through the ISO/PE) by the IPPs parties to the Master Restructuring Agreement which are effectuated by NIAGARA acting as agent for any such IPP). Notwithstanding the foregoing, the Proxy-Market Price Period may be extended or terminated upon the mutual agreement of the parties.

In the event the ISO/PE does not provide adequate information to confirm the monthly sales within the Upstate Market transacted through the ISO/PE, NIAGARA and SELLER agree to renegotiate the conditions based on the original intent of the Master Restructuring Agreement (as defined by the "Proxy-Market Price Period", page 28, Attachment A-8 of the "Terms and Conditions of Amended PPA and Restated Contracts".

          "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

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          "PURPA" shall mean the Public Utility Regulatory Policies Act of 1978, as amended.

          "Reasonable Best Efforts" means, with respect to any Party, such Party's diligent pursuance of the course of action or result stated as determined by such Party itself in good faith, but shall not require such Party to pay any sum or other consideration or incur or assume any liability or obligation that is not otherwise expressly required to be paid, incurred or assumed pursuant to this AGREEMENT, excluding (i) normal and customary incidental out-of-pocket costs and expenses and (ii) attorneys' fees (except, with respect to any IPP, attorneys' fees required to be paid by NIAGARA pursuant to the IPPs' Special Counsel Fee Letter or the IPPs' Local Regulatory Counsel Fee Letter).

          "Restated Contracts" has the meaning set forth in Exhibit A to the Master Restructuring Agreement.

          "S.C.-6 Rate" shall have the meaning ascribed to it in the definition of Market Energy Price.

          "S.C.-6 Price Period" means the period commencing on the Effective Date and expiring on the earlier to occur of (a) the first day of the month following the calendar month in which the ISO/PE is established and implementing LBMP pricing and (b) twenty four (24) months after the Effective Date.

          "Settlement Date" means the last day of each calendar month during the term of this AGREEMENT commencing on the Effective Date.

          "Settlement Period" means each calendar month during the term of this AGREEMENT.

          "Transmission Agreement" means the Transmission Services Agreement, dated as of December 13, 1990, as amended, between NIAGARA and SELLER.

         "Upstate Market" means collectively (i) the service territory retail loads in the regions currently served by Niagara Mohawk Power Corporation, New York State Electric & Gas Corporation, Rochester Gas & Electric Corporation and Central Hudson Gas & Electric Corporation (each a "Utility", collectively the "Utilities"), and (ii) wholesale sales transactions by any of the Utilities to third parties outside the regions currently served by such Utility, excluding any such sales which are effectuated pursuant to contracts having a term of at least one year existing as of the date of the Master Restructuring Agreement to the extent such contracts are in effect thereafter.

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          "Variable  Energy Cost" shall have the meaning set forth in Section II of ATTACHMENT I.


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